UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2015

NEVRO CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-36715	56-2568057
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4040 Campbell Avenue

Menlo Park, CA 94025

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 251-0005

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officer.

On February 26, 2015, Peter T. Bisgaard notified the Board of Directors (the “Board”) of Nevro Corp. (the “Company”) of his decision to resign from the Board and the Compensation Committee of the Board, effective March 1, 2015. Mr. Bisgaard’s resignation is not due to any disagreement with the Company, the Board or the management of the Company.

On February 26, 2015, the Board appointed Brad Vale, Ph.D., D.V.M., effective March 1, 2015 (the “Effective Date”), to serve as a Class I director of the Company until the Company’s 2015 Annual Meeting of Stockholders, filling the vacancy from Mr. Bisgaard’s resignation. Dr. Vale was also elected to serve on the Compensation Committee of the Board.

Pursuant to, and in accordance with, the Company’s Non-Employee Director Compensation Program, on the Effective Date, Dr. Vale was automatically granted an option for that number of shares of common stock necessary for the award to have an aggregate grant date fair value of $150,000 (the “Initial Grant”). The Initial Grant vests as to 1/3rd of the shares subject to the Initial Grant each year following the applicable grant date, subject to continued service through each applicable vesting date. Dr. Vale will also be entitled to receive cash compensation and annual option grants in accordance with the Company’s Non-Employee Director Compensation Program, which will be pro-rated for his service in 2015. The Company also intends to enter into its standard form of indemnification agreement with Dr. Vale.

A copy of the press release announcing the appointment of Dr. Vale as a member of the Board is filed as Exhibit 99.1 to this Current Report.

Item 9.01	Financial Statements and Exhibits.

Reference is made to the Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEVRO CORP.

Date: March 2, 2015	By:	/s/ Andrew Galligan
Andrew Galligan
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated March 2, 2015.